EXHIBIT 21.0

Subsidiaries of FLIR Systems, Inc.

•	FLIR Systems International Ltd., a United Kingdom Corporation

•	FLIR Systems AB, a Swedish Corporation

•	FLIR Systems Ltd., a Canadian Corporation